Exhibit 5.2

[LETTERHEAD OF VAVRINEK, TRINE, DAY & CO., LLP]

1st Pacific Bancorp
La Jolla, California

Dear Sirs:

Tax Opinion for the Registration Statement on Form S-4

Regarding the Merger of 1st Pacific Bancorp, 1st Pacific Bank of California and Landmark National Bank

As requested, we have prepared this opinion letter for 1st Pacific Bancorp (“Company”), 1st Pacific Bank of California (“1st Pacific”) and Landmark National Bank, a national banking association (“Landmark”), in connection with the proposed merger of 1st Pacific and Landmark, pursuant to the terms of the Agreement and Plan of Reorganization and Merger dated February 22, 2007 (“Agreement”) by and among the Company, 1st Pacific and Landmark, each as described in the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (“Registration Statement”).

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, the Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.  The opinion is subject to the receipt by us prior to the Effective Date of certain written representations and covenants of the Company, 1st Pacific and Landmark.

Based upon and subject to the foregoing, the discussion contained in the prospectus included as part of the Registration Statement (“Prospectus”) under the caption “Material United States Federal Income Tax Consequences,” expresses our opinion as to the material federal income tax consequences applicable to the Company, 1st Pacific and Landmark.  You should be aware, however, that the discussion under the caption “Material United States Federal Income Tax Consequences” in the Prospectus represents our conclusions as to the application of existing law to the instant transactions.  There can be no assurance that contrary positions may not be taken by the tax authorities.

This opinion is furnished to you solely for use in connection with the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to the references to Vavrinek, Trine, Day & Co., LLP under the heading “Material United States Federal Income Tax Consequences” in the Registration Statement and the Prospectus.

Yours very truly,

Vavrinek, Trine, Day & Co., LLP